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            FORM 12B-25                                -------------------------
                                                       -------------------------
    NOTIFICATION OF LATE FILING                              SEC FILE NUMBER
                                                               000-18689
                                                       -------------------------
                                                             CUSIP NUMBER
                                                               624544102
                                                       -------------------------

(Check One): [x] Form 10-K [ ] Form 20-F [ ] Form 11-K
             [ ] Form 10-Q [ ] Form N-SAR

             For Period Ended: December 31, 2003
                               -----------------
                 [ ] Transition Report on Form 10-K
                 [ ] Transition Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form 10-Q
                 [ ] Transition Report on Form N-SAR
             For the Transition Period Ended: ___________________

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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
New Mountaintop Corporation
---------------------------
Full Name of Registrant

Mountaintop Corporation
-----------------------
Former Name if Applicable

1110 S.W. Ivanhoe Boulevard
---------------------------
Address of Principal Executive Office
 (Street and Number)

Orlando, FL  32804
------------------
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The registrant's auditors have been unable to complete their audit of the registrant's financial statements within the required time, and as a result, the registrant has been unable to file its Form 10-KSB.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Michael D. Harris, Esq.              (561)-689-4441
                 -----------------------              --------------
                          (Name)               (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           New Mountaintop Corporation
                           ---------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date           March 30, 2004                             By /s/ Mark Golden
    -------------------------------------                    -------------------
                                                          Mark Golden, President

                                    ATTENTION
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INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS (SEE 18 U.S.C. 1001).
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